ADMINISTRATION AND MARKETING AGREEMENT

                           ENTERED INTO BY AND BETWEEN

                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                            OF MINNEAPOLIS, MINNESOTA
                   (HEREINAFTER REFERRED TO AS THE "COMPANY")

                                       AND

                             LIFE USA HOLDING, INC.
                            OF MINNEAPOLIS, MINNESOTA
                     (HEREINAFTER REFERRED TO AS "HOLDING")

     WHEREAS, Holding, through its subsidiary, LifeUSA Insurance Company ("LifeUSA"), has offered a line of life insurance and annuity products, and the Company desires to provide a similar line of life insurance and annuity products utilizing Holding's skills in product design and underwriting; and

     WHEREAS, the parties hereto entered into the Joint Marketing Agreement dated February 16, 1995 (the "Joint Marketing Agreement"); and

     WHEREAS, the parties desire to terminate the Joint Marketing Agreement and substitute in its place this Administration and Marketing Agreement (this "Agreement") for business written after December 31, 1996;

     NOW, THEREFORE, in consideration for the mutual promises and undertakings set forth herein and for other good and valuable consideration, the parties hereby agree as follows:

              SECTION 1 - TERMINATION OF JOINT MARKETING AGREEMENT

     It is hereby agreed, effective January 1, 1997, that the Joint Marketing Agreement is terminated as to new sales, and this Agreement is substituted in its place for new sales after December 31, 1996, during the term of this Agreement.

                             SECTION 2 - DEFINITIONS

     2.1 "Covered Products" shall mean ordinary life insurance policies and annuities issued on the forms listed on the reinsurance contract dated as of January 1, 1995 (the "Reinsurance Contract") by and between the Company and LifeUSA Insurance Company ("LifeUSA"), as amended or replace hereafter. It is expressly understood and agreed that the Reinsurance Contract may be amended from time to time to add New Insurance Products.

     2.2 "Marketing Services" shall mean identifying prospective agents ("Prospective Agents") of the Company for purposes of marketing the Covered Products and New Insurance Products, notifying the Company of Prospective Agents and processing agent appointments and cancellations on behalf of the Company, and training and supervising all agents appointed with respect to the Covered Products and New Insurance Products. "Marketing Services" shall also include, subject to such limitations as the Company may from time to time deem appropriate, seeking approval on behalf of the Company by appropriate insurance departments, wherever required, of appointments of Prospective Agents.

     2.3 "New Insurance Products" shall be life insurance and annuity products developed by Holding or its subsidiary, LifeUSA, which are, with the approval of the Company added to those listed in the Reinsurance Contract. New Insurance Products shall be products similar to those of LifeUSA written on the Company's paper.

     2.4 "Operating Manuals" shall mean all written rules, regulations, instructions and directives of the Company regarding its operations, as are in effect from time to time.

     2.5 "Policy Administration Services" shall mean, with respect to the Covered Products and New Insurance Products, (a) preparation and filing with state insurance departments, as appropriate all policy form filings, including premium rates, subject to such limitations as the Company may from time to time deem appropriate, (b) provision of full administration services, including billing and collecting premium, monthly processing, loan processing, valuation, policyholder statements, maintenance of policy records, processing policy cancellations, policy changes, contractual changes, reinstatements and customer inquiries, (c) designing, printing and distribution of administrative forms as they become necessary, and (d) all other administrative activities in connection with the Covered Products and New Insurance Products, including, but not limited to, maintaining necessary records and the producing of required reports such that the cash payments made between Holding and the Company, and between the Company and its reinsurers, can be accurately computed and recorded. "Policy Administrative Services" shall not include any activities related to (i) adjusting or paying claims or (ii) negotiating reinsurance on behalf of the Company.

     2.6 "Services" shall mean Underwriting Services, Policy Administration Services and Marketing Services.

     2.7 "Underwriting Guidelines" shall mean the Company's underwriting guidelines as in effect from time to time. Holding may recommend changes to the Underwriting Guidelines, which changes shall be subject to the Company's approval, which approval shall not be unreasonably withheld.

     2.8 "Underwriting Services" shall mean, with respect to the Covered Products and New Insurance Products, processing and accepting applications and proposals for insurance, underwriting (including determination of appropriate rates), policy issuance, policy printing, processing of unscheduled policy changes, policy cancellations, routing of applications and other papers required in the underwriting process, routing of issued policies for delivery to policyholders, and all other related services.

                              SECTION 3 - SERVICES

     3.1 Holding shall provide the Services in the name of and on behalf of the Company with respect to the Covered Products and New Insurance Products in the states listed in Schedule A hereto. Holding shall provide the Services in the name of and on behalf of the Company only as provided in this Agreement or as directed by the Company in writing. Except as specifically set forth in this Agreement or as authorized by the Company in writing, Holding shall not have authority to enter into any agreements on the Company's behalf or to alter or amend any of the policies relating to the Covered Products and New Insurance Products or to modify, waive or extend any of their provisions.

     3.2 In connection with the Policy Administration Services provided by Holding under this Agreement, Holding shall:

     (a) be responsible for all Company policies entrusted to it whether issued or not, and shall only issue policies in series;

     (b) be responsible for making, or causing to be made, any modifications to administrative systems required for the ongoing administration of all policies in force or new policies being issued;

     (c) maintain all records, including but not limited to statistical and accounting records, that a life insurance company would maintain with respect to the Covered Products and New Insurance Products so as to allow the Company to make only general ledger entries in its books and records; and

     (d) maintain all other data which are necessary to enable the Company to prepare its annual convention statement and any other reports required by any governmental agency or reporting bureau or which are reasonably required by the Company in order that the Company may properly analyze and manage the business included under this Agreement, provided that such data will be provided by Holding to the Company upon request by the Company.

     3.3 In connection with the Marketing Services provided by Holding under this Agreement, and subject to such limitations as the Company may from time to time determine, Holding shall have the authority, on behalf of the Company, to appoint agents of the Company for the purpose of soliciting and producing the Covered Products and New Insurance Products and to remove any of such agents. The purpose of such agent appointment is to enable the agents to sell the Covered Products and New Insurance Products in those states in which they are licensed and authorized to sell products for LifeUSA in all jurisdictions listed in Schedule A hereto. Holding will also use its best efforts to cause such agents to sell the Covered Products and the New Insurance Products. Holding shall pay all costs of licensing and appointing such agents on behalf of the Company.

     3.4 Holding shall use reasonable efforts to cause the Company's agents appointed with respect to the Covered Products and the New Insurance Products, who are also appointed agents of any insurer affiliate of Holding, to distribute the Company's variable universal life, variable annuity, term insurance, long-term care and other mutually agreed products of the Company (the "Non-covered Products") for compensation to Holding and pursuant to terms as mutually agreed.

     3.5 The Covered Products and the New Insurance Products shall be differentiated from LifeUSA products through terms as the Company and Holding mutually agree. The Company will commit to annual first year and single premium goals for the Covered Products and the New Insurance Products prior to the beginning of each calendar year during the term of this Agreement. The goal for 1997 is $390,000,000 in first year and single premium. Six months prior to the beginning of each calendar year commencing with respect to the calendar year 1998, the Company and Holding will mutually agree to the amount of first year and single premium which can be written on the Covered Products and the New Insurance Products for the next calendar year.

     3.6 Holding shall not:

     (e) accept applications for, bind or issue any insurance covering any risk prohibited in writing by the Company or excluded (whether by exclusion or warranty) from the Reinsurance Contract, as amended or replaced from time to time, covering business produced under this Agreement;

     (f) have any authority, right or responsibility with respect to any of the following activities related to the business produced under this Agreement: (i) adjusting or paying any claims; or (ii) negotiating reinsurance on behalf of the Company;

     (g) mass cancel policies in force that are Covered Products or New Insurance Products except upon written instructions from the Company to do so;

     (h) bind the Company in contravention of its Operating Manuals or Underwriting Guidelines; or

     (i) issue any advertising or promotional material bearing the Company's name without first obtaining the written approval of the Company.

     3.7 Holding shall provide the Services (a) in accordance with all applicable laws, regulations, bulletins and insurance department requirements,
(b) in accordance with applicable Operating Manuals, or such other service standards as the parties shall mutually agree in writing from time to time, and
(c) in accordance with Sections 3.1 through 3.6 of this Agreement.

     3.8 Holding shall be liable to the Company for any losses to the Company caused by negligent or intentional acts of Holding, its officers, employees or agents.

     3.9 Holding agrees to indemnify and hold the Company harmless from and against any and all losses, costs, damages and expenses (including attorney's fees) which the Company may incur by reason of any demand or action by any person arising out of the negligence or intentional acts of Holding, and the Company agrees to indemnify and hold Holding harmless from and against any and all losses, costs, damages and expenses (including attorney's fees) which Holding may incur by reason of any demand or action by any person arising out of the negligence or intentional acts of the Company.

     3.10 If Holding does not perform all of its duties and responsibilities under this Agreement after written notice and a reasonable opportunity to perform, the Company may adjust the compensation paid under Section 6 of this Agreement, or other remittances to Holding, in order to restore the Company to the position it would have occupied had Holding performed all of its duties and responsibilities.

     3.11 This Agreement is not exclusive. The Company reserves the right to appoint agents in the territory covered by this Agreement for the purpose of producing business other than the Covered Products and New Insurance Products. Holding reserves, on behalf of its subsidiaries, the right of such subsidiaries to appoint agents, including agents appointed with respect to the Covered Products and New Insurance Products pursuant to this Agreement, for the purpose of producing business for such subsidiaries.

                              SECTION 4 - PREMIUMS

     4.1 All premiums received by Holding with respect to the Covered Products and New Insurance Products, either before or after termination of this Agreement, shall be held by Holding as trustee for the Company. Holding shall have the authority to draw against said funds held for and on behalf of the Company, but only for one or more of the following purposes:

     a. Payment of return premiums;

     b. Payment of policy claims and benefits; or

     c. Payment of reinsurance premiums for any related reinsurance the Company has obtained with respect to any of the Company's policies issued under this Agreement.

     4.2 Premiums temporarily held by Holding as trustee for the Company may be invested by Holding in demand or time bank accounts as may be authorized by the Minnesota Insurance Codes as legal bank investments for Life Insurance Companies, until drawn on for one or more of the purposes set forth in Section
4.1. Holding shall promptly remit all premiums to the Company's reinsurer in accordance with the terms of the Reinsurance Contract.

     4.3 The Company hereby assigns to Holding all income derived from premiums invested on behalf of the Company by Holding pursuant to the authority granted herein.

     4.4 The keeping of an account with Holding on the Company's books in the form of a debtor-creditor account is to be deemed merely a record of business transacted. Neither the keeping of an account in such form, nor the rendering of same, nor failure to enforce prompt remittance, nor alteration in compensation rate, nor compromise or settlement, shall be held to waive assertion of the trust relationship as to premiums collected by Holding. It is further understood and agreed that Holding is responsible for, and guarantees to the Company, payment of all premiums on policies due and received on behalf of the Company with respect to the Covered Products and the New Insurance Products. Should Holding fail to pay the Company any such premiums received when due, Holding agrees to bear any collection or other expense, including reasonable attorney's fees and costs, expended by the Company to enforce collection from Holding.

                 SECTION 5 - OPERATION AND ACQUISITION EXPENSES

     Holding shall be responsible for all operation and acquisition expenses incurred in connection with the Covered Products and New Insurance Products subject to this Agreement, including, by way of illustration and not of limitation, such items as rentals, salaries, supplies not furnished by the Company, postage, advertising, local license fees, attorney's fees, utilities, cost of equipment, agents' fees or commissions and assessments or assignments, if any, lawfully made by governmental authority, the sole liability of the Company being payment of premium taxes and payment to Holding of the compensation stipulated in Section 6 hereof.

                            SECTION 6 - COMPENSATION

     6.1 The Company agrees to allow Holding a service fee equal to (a) the reinsurance allowance or ceding commission (expressed as a percentage) allowed the Company under the Reinsurance Contract, less 0.1%, multiplied by (b) the amount of business to which such allowance or commission is applicable. Holding shall be responsible for paying all commissions due agents appointed by the Company with respect to business written by the Company and reinsured under the Reinsurance Contract.

     6.2 Holding agrees to reimburse the Company for premium taxes on all business subject hereto.

     6.3 If a policy reinsured under the Reinsurance Contract lapses at any point in time during the first 13 months, Holding agrees to reimburse the Company an amount equal to the excess, if any, of the total first year service fee paid by the Company under Section 6.1 on that policy over the total first year "initial" premium paid on that policy, as defined in the Reinsurance Contract.

     6.4 Holding will pay all payments assessed by the various state guaranty associations based on the Covered Products business. The Company will reimburse Holding for the Company's share of such assessments based on premiums retained, net of reinsurance cessions to LifeUSA. The Company and Holding agree that assessments will be sought to be recovered either through future premium tax offsets or additional margins or inforce business.

                       SECTION 7 - REPORTS AND REMITTANCES

     7.1 Within 10 days after the end of each month, Holding shall provide the Company with a copy of the report LifeUSA sends the reinsurer under the Reinsurance Agreement.

     7.2 Within 10 days after the end of each month, Holding shall report the net written premium hereunder for the month of account and remit the provision for premium taxes as stipulated in Section 6.

             SECTION 8 - STATUS OF HOLDING, ITS EMPLOYEES AND AGENTS

     While performing its authorities granted herein, Holding shall be deemed an independent contractor, as the Company reserves no authority or right to control Holding's method of performance of its duties and responsibilities hereunder. No employees of Holding shall be regarded as employees of the Company, except as may be required by governing statutes.

                  SECTION 9 - EXAMINATION OF BOOKS AND RECORDS

     Holding shall, as often as reasonably requested by the Company, submit all books and records maintained by Holding pursuant hereto for examination and review by any authorized representative of the Company and/or its quota share reinsurers; and Holding shall in all things cooperate and render assistance in such examination. Holding shall make copies of any such books and records and furnish them to the Company as may be requested by the Company's representatives.

            SECTION 10 - OWNER OF POLICY FORMS, SUPPLIES AND LICENSES

     All policy forms, records and supplies furnished by the Company to Holding, as well as any policy forms or other supplies on which the Company's name appears, whether supplied by the Company or not, shall be and remain the property of the Company and shall be turned over to the Company promptly upon demand. All licenses and other material relating to governmental licensing or authorization of the Company with respect to this Agreement shall be and remain the property of the Company and shall be turned over to the Company by Holding promptly upon demand.

                    SECTION 11 - COMMENCEMENT AND TERMINATION

     11.1 The effective date of commencement of this Agreement shall be January 1, 1997, and this Agreement shall continue for a minimum of one year and will be subject to termination upon either party giving one year advance notice of cancellation. In the event of the termination of this Agreement, the Company shall not directly or indirectly (through reinsurance or otherwise) sell any life or annuity products similar to the Covered Products or the New Insurance Products during the one year following such termination.

     In the event of a termination of this Agreement, Holding may not directly or indirectly (through reinsurance or otherwise) sell any products similar to products of the Company other than Covered Products during one year following such termination.

     11.2 If either party fails to perform substantially and materially the duties and responsibilities set forth in this Agreement or fails to make required payments hereunder and such failure continues for more than 30 days after written notice delivered by the other party, the other party may terminate this Agreement notwithstanding any other provisions to the contrary.

                           SECTION 12 - MISCELLANEOUS

     12.1 This Agreement, and all rights and interests arising herefrom, shall be binding upon, and shall inure to the benefit of, the parties hereto, their representatives, successors and assigns; however, the authorities, duties and responsibilities of either Holding or the Company may not be assigned by either of such parties without the written consent of the other.

     12.2 This Agreement may not be modified verbally, nor may it be modified by any subsequent practice or course of dealing by the parties, or in any manner other than in writing signed by the parties hereto. No forbearance or neglect on the part of the Company to enforce any of the provisions of this Agreement shall be construed as a waiver of any of its rights or privileges hereunder, unless in each instance a written memorandum specifically expressing such waiver be made and subscribed by the President or a Vice President of the Company. No such waiver shall modify this Agreement or affect the rights of the Company with respect to any subsequent default or failure or performance by Holding.

     12.3 This Agreement shall be deemed to be a Minnesota contract and construed in accordance with the laws of the State of Minnesota.

     12.4 This Agreement supersedes all previous agreements with respect to the subject matter herein, either oral or written, between the parties hereto.

     IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Agreement as of the dates undermentioned at:

Minneapolis, Minnesota, this 30th day of December, 1996.


                                    /s/ Mark L. Solverud
                                    --------------------
                                    Mark L. Solverud, Vice President
                                    ALLIANZ LIFE INSURANCE COMPANY
                                    OF NORTH AMERICA

Minneapolis, Minnesota, this 30th day of December, 1996


                                    /s/ Mark A. Zesbaugh
                                    ---------------------
                                    Mark A. Zesbaugh,
                                    Executive Vice President
                                    LIFE USA HOLDING, INC.




                                   SCHEDULE A

                                     TO THE
                     ADMINISTRATION AND MARKETING AGREEMENT
                                     BETWEEN
                 ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
                                       AND
                             LIFE USA HOLDING, INC.


     The territory covered by this Agreement includes the following jurisdictions:

                          All states* except: New York

     No other jurisdiction shall be included in the territory covered without the express written agreement of both parties.










*Life USA Holding, Inc. (and its affiliates) will not act as Allianz Life Insurance Company of North America's general agent for insurance sales in the State of Connecticut and will not perform duties nor have responsibilities related thereto under this Agreement.